Exhibit 10.3

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”), dated as of May 3, 2016 (the “Effective Date”), is entered into by and between FTS INTERNATIONAL, INC., a Delaware corporation (the “Company”), and Michael J. Doss, a resident of Texas (“Executive”).

RECITALS:

A.                                    The Company is considering various alternatives to improve its balance sheet and financial performance in light of current industry conditions;

B.                                    The Executive is a key employee of the Company and has made and is expected to continue to make major contributions to the short- and long-term growth and financial strength of the Company;

C.                                    The Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its executives, including the Executive, applicable to the circumstances described in this Agreement; and

D.                                    The Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.                                      Severance Agreement Term.  The term of this Agreement will be for a period of one (1) year (the “Term”), commencing on the Effective Date.

2.                                      Termination.  In the event the Executive’s employment is terminated during the Term by the Company without Cause or by Executive for Good Reason, the Executive will be entitled to the payment provided by Section 4.

2.1.                            Cause.  For purposes of this Agreement, the term “Cause” shall mean:

(a)                                 the willful and continued failure of Executive to perform his material job duties with the Company or one of its Affiliates (other than any such failure resulting from Disability), after a written demand for substantial performance is delivered to Executive by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties and Executive has had an opportunity for thirty (30) days to cure such failure after receipt of such written demand;

(b)                                 engaging in an act of fraud, embezzlement, misappropriation or theft which results in damage to the Company or any of its Affiliates;

(c)                                  conviction of Executive of, or Executive pleading guilty or nolo contendere to, a felony (other than a violation of a motor vehicle or moving violation law) or a misdemeanor if such misdemeanor (i) materially damages the Company or any of its Affiliates or (ii) involves the commission of a criminal act against the Company or any of its Affiliates; or

(d)                                 the breach by Executive of any material provision of, or inaccuracy in any material respect of any representation made by Executive in, the Company’s policies that is not cured within thirty (30) days of written notice from the Company setting forth with reasonable particularity such breach or inaccuracy, provided that, if such breach or inaccuracy is not capable of being cured within thirty (30) days after receipt of such notice, Executive shall not be entitled to such cure period.

2.2.                                        Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean, without Executive’s consent:

(a)                                 a material reduction in Executive’s Base Salary, other than pursuant to a reduction applicable to all executives or employees of the Company generally;

(b)                                 a move of Executive’s primary place of work more than 50 miles from its current location without Executive’s consent; or

(c)                                  a material diminution in Executive’s normal duties and responsibilities, including, but not limited to, the assignment without Executive’s consent of any diminished duties and responsibilities which are inconsistent with Executive’s positions, duties and responsibilities with the Company and its Affiliates on the date of this Agreement, or a materially adverse change in Executive’s reporting responsibilities or titles as in effect on the date of this Agreement, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of the Executive’s employment for Cause or upon death, Disability, voluntary resignation or other termination of employment by Executive without Good Reason;

provided that, in each case, Executive must provide at least thirty (30) days’ prior written notice of termination for Good Reason in reliance upon this Section 2 within thirty (30) days after the event that Executive claims constitutes Good Reason, and the Company shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice.  For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the thirty (30) day cure period following receipt by the Company of Executive’s written notice expires and the Company shall not have cured such circumstances, and in such case Executive’s employment shall terminate for Good Reason on the day following expiration of such sixty (30) day notice period; provided further that, for the avoidance of doubt, Executive will not be entitled to any severance payment under this Agreement upon death, Disability, voluntary resignation or other termination of employment by Executive without Good Reason.

3.                                      Notice of Termination.  Any termination of Executive’s employment by the Company or Executive (as applicable) shall be effected by a Notice of Termination from the party effecting the termination to the other party hereto; provided that, notwithstanding anything to the contrary in this Agreement, no Notice of Termination must be given, and no other action shall be required to terminate Executive’s employment hereunder, if Executive’s employment terminates due to his death.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (a) indicates the specific provision(s) in this Agreement pursuant to which Executive is or is not entitled to severance under this Agreement and (b) sets forth in reasonable detail the facts and circumstances that provide a basis for payment or non-payment of severance pursuant to such provision(s).

4.                                      Severance Compensation Upon Termination of Employment.

4.1.                            Termination Without Cause or by Executive for Good Reason.  If during the Term Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to one and one-half times (1.5x) Executive’s annual base salary as of the date of termination, payable in a lump-sum on the first payroll date immediately following the date of termination or the effective date of the general release referenced in Section 4.2, whichever is later, subject to the conditions set forth in Section 4.2.  The payment under this Section 4.1 is intended to constitute a separation payment within the meaning of Section 409A (as defined below) and will be paid, if at all, in all events within the Section 409A short-term deferral period.  Executive shall also be entitled to any other benefits which may be owing in accordance with the Company’s policies or applicable law.  In the event that Executive is rehired by the Company or any of its Affiliates during the period before Executive has received payment under this Section 4.1, Executive will no longer be entitled to such payment beginning on the rehire date.

4.2.                            Condition to Payment.  All payments due to Executive under this Section 4 will be (a) contingent upon execution by Executive (or Executive’s legal representatives) of a general release of all claims to the maximum extent permitted by applicable law against the Company, its Affiliates and its current and former stockholders, directors, members, officers, managers, employees and agents, in such form as determined by the Company in its sole discretion, and such release becoming effective and (b) forfeited and subject to repayment if Executive fails to comply with his obligations under this Agreement, including, without limitation, the restrictions on activities of Executive set forth in Section 5 and under any other agreement to which the Company (or any of its Affiliates) and Executive are a party.  The Company will provide the form of general release within ten (10) days following termination of Executive’s employment, and Executive will be required to return the executed general release within thirty (30) days of receipt from the Company, unless local, state, or federal law requires that Executive be allowed a longer period of time to return the executed general release.

4.3.                            No Other Severance.  Executive hereby acknowledges and agrees that, other than the severance payment described in Section 4.1 hereof, upon termination, Executive shall not be entitled to any other severance under any benefit plan or severance policy of the Company or any of its Affiliates generally available to the Company’s employees or otherwise.

4.4.                            Board Resignation.  Upon the termination of Executive’s employment for any reason, to the extent applicable, Executive agrees to resign, as of the date of such termination, as an officer, director, or member of any committee or other managing body of the Company and/or any of its Affiliates.

5.                                      Restrictions on Activities of Executive.

5.1.                            Non-Solicitation.  During the Term and for one year following the termination of Executive’s employment, taking into consideration the fact that Executive will be provided with sensitive and confidential information of the Company and its Affiliates, Executive shall not (a) cause, solicit, induce or encourage any employees of the Company or any of its Affiliates to leave such employment or hire, employ or otherwise engage any such individual (other than for the Company and its Affiliates); or (b) cause, induce or encourage any material actual or prospective customer, supplier, or licensor of the Company or any of its Affiliates (including any Person or entity that becomes a customer of the Company or any of its Affiliates after the Effective Date) or any other Person who has a material business relationship with the Company or its Affiliates to terminate or modify any such actual or prospective relationship.

5.2.                            Non-Disclosure of Confidential Information.  Executive will be given access to and provided with the Company’s and its Affiliates’ sensitive, confidential, proprietary and trade secret information during the Term.  Executive shall not, during the Term or at any time thereafter, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than authorized officers, directors and employees of the Company) or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone (other than the Company), any Confidential Information.  Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Executive shall, to the extent reasonably possible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order.  Promptly upon termination, for any reason, of Executive’s employment with the Company, Executive agrees to deliver to the Company all property and materials within Executive’s possession or control which belong to the Company or any of its Affiliates which contain Confidential Information.

5.3.                            Reformation.  The Company and Executive agree that if any arbitrator or court of competent jurisdiction determines that a specified time period, business limitation or any other relevant feature of this Section 5 is unreasonable, arbitrary or against public policy, then a lesser period of time, business limitation or other relevant feature which is determined by such arbitrator or court to be reasonable, not arbitrary, and not against public policy may be substituted and enforced against the applicable party.

5.4.                            Notification Obligations.  Executive agrees that during the term of the restrictions in Section 5.1, Executive shall promptly inform the Company in writing of the identity of any new employer, the job title of Executive’s new position and a description of any services to be rendered to that employer.  Executive will communicate Executive’s obligations under this Agreement to each such new employer.

5.5.                            Remedies.  In the event of a breach or threatened breach by Executive of any provision of Section 5 of this Agreement, the Company shall be entitled to (a) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (b) recovery of all attorneys’ fees and costs incurred by the Company in obtaining such relief, and (c) any other legal and equitable relief to which the Company may be entitled, including without limitation any and all monetary damages which the Company may incur as a result of such breach or threatened breach.

5.6.                            Non-Competition.  Upon payment to Executive of severance under Section 4, Executive will no longer be subject to any non-competition agreement or policy of the Company other than the provisions set forth in this Agreement.

6.                                      Certain Defined Terms.  For purposes of this Agreement, the following terms are defined as set forth below:

6.1.                            “Affiliate” means a Person, including a joint venture entity, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  An entity will be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

6.2.                            “Business” means providing products or services to any Person (as defined below) to whom the Company or any of its Affiliates has provided products or services during the Term and for which Executive has (or has had) responsibilities or about which Executive has Confidential Information (as defined below) and, as of the end of the Term, any other Person with whom the Company or any of its Affiliates has undertaken material, substantive steps to engage within the twelve (12) month period prior to such time and for which Executive has had material responsibility with regard to, or Confidential Information about, such steps.  Without limiting the foregoing, “Business” shall be deemed to include the well completion and servicing business, including, but not limited to, hydraulic fracturing, pressure pumping, wire line, pressure testing, pump-down, perforating and other complementary services.

6.3.                            “Confidential Information” means any sensitive, confidential, proprietary or trade secret information with respect to the Company or any of its Affiliates or the Business, including, but not limited to, methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided that, there shall be no obligation hereunder with respect to information that (a) is generally available to the public on the Effective Date or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

6.4.                            “Disability” means the Executive becomes disabled, as defined under applicable state or federal law, and no reasonable accommodation can be provided without undue hardship to the Company.

6.5.                            “Person” has the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934.

7.                                      Employment Rights.  Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Affiliate.

8.                                      Expenses of Enforcement.  Upon demand by Executive made to the Company, the Company shall fully reimburse Executive for the reasonable expenses (including attorneys’ fees and expenses and costs of expert witnesses) incurred by Executive in enforcing or seeking to enforce the payment of any amount to which Executive is entitled under this Agreement as a result of the termination of Executive’s employment with the Company in accordance with the terms hereof.  Payments under this Section 8 shall be made within ten (10) business days after the delivery of Executive’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.

9.                                      No Obligation to Mitigate; No Rights of Offset.

9.1.                            Mitigation.  Executive shall not be required to mitigate the amount of any payment required to be paid to Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment be reduced on account of any compensation earned by Executive as a result of employment by another Person.

9.2.                            Offset.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

10.                               No Effect on Other Rights.  Except as set forth in Section 4.3, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice of or provided by the Company or any of its Affiliates and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any restricted stock unit or other agreements with the Company or any of its Affiliates.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any other contract or agreement with, the Company or any of its Affiliates at or subsequent to the date of termination shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

11.                               Severable Provisions.  The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

12.                               Notices.  All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

FTS International, Inc.
ATTENTION:  General Counsel
777 Main Street
Suite 2900
Fort Worth, TX  76102

If to Executive, at the address in the Company’s human resources records.

13.                               Miscellaneous.

13.1.                     Entire Agreement; Amendment.  This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral this Agreement may not be amended or revised except by a writing signed by each of the parties.

13.2.                     Assignment and Transfer.  The provisions of this Agreement shall be binding on, and shall inure to the benefit of the Company and any successor in interest to, the Company.  Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws.  All rights of Executive under this Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives, estate, executors, administrators, heirs and beneficiaries.  All amounts payable to Executive hereunder shall be paid, in the event of Executive’s death, to Executive’s legal representatives, estates, heirs or beneficiaries, in each case, in accordance with applicable law.

13.3.                     Waiver of Breach.  A waiver by any party of any breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any other or subsequent breach by any other party.

13.4.                     Section 409A.

(a)                                 It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other interpretive guidance issued thereunder, including that issued after the Effective Date (collectively, “Section 409A”).  The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action deemed necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A.  The Company shall consult with Executive in good faith regarding implementation of this Section 13.4; provided that, neither the Company nor its employees or representatives shall have liability to Executive with respect hereto.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A on account or as a result of a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(c)                                  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)                                 Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by the Company from time to time) on the date of termination, to the extent payments made hereunder (as well as any other payment or benefit that Executive is entitled to receive upon his separation from service) constitute deferred compensation (after taking account any applicable exceptions under Section 409A), and to the extent required by Section 409A, payments or benefits payable upon separation from service which otherwise would be payable during the six-month period immediately following the date of termination will instead be paid or made available on the earlier of (i) the first day following the six (6) month anniversary of Executive’s date of termination and (ii) Executive’s death.

13.5.                     Governing Law and Venue.  This Agreement shall be construed under and enforced in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions thereof.  The sole and exclusive venue for any dispute arising from this Agreement shall be the state or federal courts of Tarrant County, Texas.

13.6.                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FTS INTERNATIONAL, INC.

By:	/s/ Larry D. Cannon
	Name:	Larry D. Cannon
	Title:	Chief Administrative Officer and
General Counsel

EXECUTIVE

/s/ Michael J. Doss
Michael J. Doss